Exhibit 10.6

September 29, 2025

Michael Moore:
Dear Mike:
I am pleased to confirm your appointment to the position of Executive Vice President, Chief Operating Officer of The Hertz Corporation (the “Company”) and of Hertz Global Holdings, Inc., effective September 29, 2025 (the “Appointment Date”) reporting directly to me.
I am also pleased to confirm your new compensation package, to include the following enhancements:
Your base annual salary will increase to the annualized amount of $650,000, paid bi-weekly in the amount of $25,000. This increase will be made September 29, 2025.
You will participate in the Hertz Executive Incentive Compensation Plan: Corporate – Global (the “EICP”) with a target payment of 80% of base annual salary. Your 2025 EICP award will be made in accordance with the terms of the plan but will be prorated based on the number of days in the two roles you will have held in 2025.
You will be granted a one-time equity award with a value of $1,000,000, in the form of an award of Restricted Stock Units (“RSUs”) on or promptly following the Appointment Date. The number of shares underlying the Promotional RSU Award will be calculated by dividing $1,000,000 by the closing market price of the Company’s common stock on the Appointment Date. The RSU Award will vest ratably over a three-year period following the grant date.
You will continue to be eligible to participate in our long-term incentive program (“LTIP”), with a new targeted award value of $1,500,000.
Notwithstanding anything in this letter to the contrary, you acknowledge and agree that this letter and any compensation or other benefits described herein (including the settlement of any equity awards) are subject to the terms and conditions of Hertz’s clawback policy or policies (if any) as may be in effect from time to time including specifically to implement Section 10D of the U.S. Securities Exchange Act of 1934 and any applicable rules or regulations promulgated thereunder (including applicable rules and regulations of any national securities exchange on which shares of Hertz common stock may be traded) (collectively, the “Compensation Recovery Policy”), and by accepting the terms and conditions of employment, you acknowledge and agree that you consent to be bound by the terms of this letter, including its clawback provisions (and consent to fully cooperate with the Company in connection with any of your obligations pursuant to the letter and its clawback provisions).
Per Hertz’s standard policy, this letter is not intended as, nor should it be considered as, an employment contract for a definite or indefinite period. Employment with Hertz is at will, and either you or the Company may terminate the employment at any time, with or without cause. In addition, by signing this letter, you acknowledge that this letter, together with the Employee Confidentiality & Non-Competition Agreement you signed at the time of your hiring, sets forth the
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entire agreement between you and the Company regarding your employment with the Company, and fully supersedes any prior agreements or understandings, whether written or oral.
Congratulations on your appointment. I am excited to have you as a key member of my leadership team.
Sincerely,
/s/ W. Gil West
Gil West
Chief Executive Officer

ACCEPTANCE
I, Michael Moore, have read, understand, and having had the opportunity to obtain independent legal advice, hereby voluntarily accept and agree to the terms and conditions for employment as outlined in this letter and I agree to do all things and to execute all documents necessary to give effect to the terms and conditions of employment as outlined in this letter, including any acknowledgement of clawback policies.

/s/ Mike Moore     10/1/25
Signature        Date

Mike Moore
Printed Name

ATTACHMENT A
The terms “Executive” and “Cause”, as used herein, shall have the following meaning:
“Executive” means Michael Moore.
“Cause” means, as determined by the person or entity that supervises or manages Executive (A) willful and continued failure to perform substantially Executive’s material duties with the Company (other than any such failure resulting from Executive’s incapacity as a result of physical or mental illness) after a written demand for substantial performance specifying the manner in which Executive has not performed such duties is delivered to Executive by the person or entity that supervises or manages Executive, (B) engaging in willful and serious misconduct that is injurious to the Company or any of its subsidiaries, (C) one or more acts of fraud or material personal dishonesty resulting in or intended to result in personal enrichment at the expense of the Company or any of its subsidiaries, (D) substantial abusive use of alcohol, drugs or similar substances that, in the sole judgment of the Company, impairs Executive’s job performance, (E) material violation of any Company policy that results in harm to the Company or any of its subsidiaries, (F) conviction of (or plea of guilty or nolo contendere to) a felony or of any crime (whether or not a felony) involving moral turpitude, (G) conviction of (or plea of guilty or nolo contendere) to a securities law violation that is materially injurious to the Company or its subsidiaries, or (H) a material breach of the representations made by Executive in Executive’s Offer Letter. If a circumstance constituting “Cause” is curable, Executive shall be provided written notice of the circumstance and 30 days from the date of such notice to cure it. Executive shall not be provided more than one opportunity to cure with respect to the same or similar circumstances. Any determination that Executive’s employment will be terminated for Cause shall be made by the person or entity that supervises or manages Executive following notice to Executive and an opportunity for Executive and his counsel to be heard by the person or entity that supervises or manages Executive. A termination of employment for “Cause” shall include a determination following Executive’s termination of employment for any reason that the circumstances existed prior to such termination for the Company to have terminated Executive’s employment for Cause.